Exhibit 10.6

FOURTH AMENDMENT TO LEASE

     THIS FOURTH AMENDMENT TO LEASE, dated this 30th day of June, 2003 (this “Fourth Amendment”), is entered into by and between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”) and SELECT COMFORT DIRECT CORPORATION, a Minnesota corporation (“Tenant”).

WITNESSETH:

     WHEREAS, Landlord’s predecessors and Tenant’s predecessor entered into that certain Net Lease Agreement dated December 3, 1993 (the “Lease Agreement”) for 122,032 square feet of space (the “Premises”) located at 6105 Trenton Lane North, Plymouth, Hennepin County, Minnesota (the “Building”), that certain Amendment of Lease dated August 10, 1994 (the “First Amendment”), that certain Second Amendment of Lease dated as of May 10, 1995 (the “Second Amendment”) and that certain Third Amendment of Lease, Assignment and Assumption of Lease and Consent dated as of January 1, 1996 (the “Third Amendment”); the Lease Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the “Lease”; and

     WHEREAS, Landlord and Tenant desire to renew the term of the Lease and to amend certain other provisions of the Lease as more fully set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.

     2. Term. Effective as of June 1, 2004 (the “Effective Date”), the term of the Lease shall be extended for sixty (60) months and shall terminate on May 31, 2009.

     3. Early Termination Option. Provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, Tenant shall have the one-time option to terminate the Lease (“Early Termination Option”) effective on May 31, 2007 (the “Early Termination Date”) by providing a written termination notice (the “Early Termination Notice”) to Landlord on or before August 31, 2006. The Early Termination Notice must be accompanied by a payment in an amount (the “Early Termination Payment”) equal to One Hundred Thousand and No/100 Dollars ($100,000), less the Excess Allowance (as defined herein). If, and only if, Tenant timely and properly delivers the Early Termination Notice and the Early Termination Payment, the Term shall end on the Early Termination Date as though the Early Termination Date had been originally fixed as the expiration date of the Term. The Early Termination Payment is the sole property of Landlord upon payment and is not refundable under any circumstance. Tenant acknowledges and agrees that the Early Termination Payment is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term after the Early Termination Date. All terms and conditions of the Lease and

Tenant’s obligations hereunder as they apply to Tenant’s lease of the Premises, including without limitation Tenant’s obligation to pay rent, shall continue up to and including the Early Termination Date. All obligations of Tenant under the Lease not fully performed as of the Early Termination Date shall survive the Early Termination Date. This option is not transferable; Tenant acknowledges and agrees that it intends that the Early Termination Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to terminate.

     4. Base Rental. From and after the Effective Date, the base rental payable under the Lease shall be as follows:

From	To	Annual Base	Annual Base Rent	Monthly Base Rent
		Rent (psf)
6/1/04	5/31/05	$4.75	$579.652.00	$48,304.33
6/1/05	5/31/06	$4.85	$591,855.20	$49,321.27
6/1/06	5/31/07	$4.85	$591,855.20	$49,321.27
6/1/07	5/31/08	$4.95	$604,058.40	$50,338.20
6/1/08	5/31/09	$5.05	$616,261.60	$51,355.13

     5. Security Deposit. As of the date of this Fourth Amendment, Section 3.6 of the Lease, as amended, shall be deleted in its entirety. Within thirty (30) days after the date of this Fourth Amendment, Landlord shall remit to Tenant the current Security Deposit of $100,000, together with the interest earned thereon during the period January 1, 2003 through and including the date of this Fourth Amendment.

     6. Renewal Options. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have two (2) successive options to renew this Lease for a term of five (5) years each, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

6.1	If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is eighteen (18) months prior to the expiration of the then current term of the Lease but no later than the date which is twelve (12) months prior to the expiration of the then current term of the Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

6.2	The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be increased to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment for the Premises no later than ten (10)

business days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph 6. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the renewal term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than sixty (60) days prior to the expiration of the then current term, then Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Annual Rent and Monthly Installment is found to be within fifteen percent (15%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process. In no event shall the Annual Rent and Monthly Installment for any option period be less than the Annual Rent and Monthly Installment in the preceding period.

6.3	These options are not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid options to renew the Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid options to renew.

6.4	As each renewal option provided for above is exercised, the number of renewal options remaining to be exercised is reduced by one and upon exercise of the last remaining renewal option Tenant shall have no further right to extend the term of the Lease.

     7. Tenant Improvements. Landlord shall permit Tenant to renovate the Premises in accordance with the terms and conditions set forth in the work letter attached hereto as Exhibit A and made a part hereof. Other than that specified in this Paragraph 7, Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Fourth Amendment. Tenant acknowledges and agrees that other than the obligations specified in this Paragraph 7, all construction obligations of Landlord under the Lease required as of the date hereof, including, without limitation, payment of any tenant improvement allowances, have been performed in full and accepted.

     8. Removal of Improvements. Reference is made to Section 19.1(g) of the Lease. Landlord is in receipt of certain construction documents (the “Plans”) dated May 29, 2003 from BWBR Architects which set forth Tenant’s proposed improvements and alterations to the Premises. Landlord shall not require Tenant to remove the improvements, additions or installations installed by Tenant in accordance with the Plans in the following rooms at the Premises: (i) 124 (Secure File/USC Library), (ii) 125A-D (Men’s Locker Room), (iii) 126A-D

(Women’s Locker Room), (iv) 127 (Conference Room) and (v) 161 (Hall). If, and only if, Tenant does not exercise the Early Termination Option set forth in Paragraph 3 of this Fourth Amendment, Landlord shall not require Tenant to remove the improvements, additions or installations installed by Tenant in accordance with the Plans in rooms 150-158 at the Premises.

     9. Broker Indemnification. Tenant represents and warrants to Landlord that no real estate broker, agent, commissioned salesperson or other person has represented the Tenant in the negotiations of this Fourth Amendment. Tenant agrees to indemnify and hold Landlord harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the Tenant, including, without limitation, any and all claims, causes of action, damages, costs and expenses, including attorneys’ fees associated therewith.

     10. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect.

     11. Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

     12. Limitation of Landlord’s Liability. It is expressly understood and agreed that none of Landlord’s covenants, undertakings or agreements made in this Fourth Amendment or the Lease are made or intended as personal covenants, undertakings or agreements by Landlord, any liability of Landlord for damages for breach or nonperformance by Landlord or otherwise arising under or in connection with this Fourth Amendment or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of the Landlord’s interest in the Building, in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, or its shareholders, officers, directors, investment manager, employees, agents, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first written above.

LANDLORD:		TENANT:

CABOT INDUSTRIAL PROPERTIES,		SELECT COMFORT DIRECT
L.P., a Delaware limited partnership		CORPORATION, a Minnesota corporation

By:	RREEF Management Company,	By:	/s/ Mark A. Kimball
a Delaware corporation,
	its Authorized Agent	Name:	Mark A. Kimball

		Its:	Senior Vice President and General

Counsel

Date:

By:	/s/ James C. Durda

Name:	James C. Durda

Its:	V. P.

Date:	7/8/03

EXHIBIT A

Work Letter

1. Delivery of Premises. Landlord shall deliver the Premises to Tenant “as is” with no additional improvements, repairs or alterations. Tenant acknowledges that it has inspected the Premises and agrees to accept the Premises in its existing condition and that Landlord shall have no obligation to construct any improvements therein.

2. Plans and Specifications.

2.1 Tenant shall be permitted to make improvements to the Premises, using predominantly Building-standard finishes. Tenant shall submit its plans for any such alterations or improvements to the Premises (the “Tenant’s Plans”) to Landlord for approval. Upon submittal of any portion of Tenant’s Plans, Landlord shall review Tenant’s Plans and shall either approve Tenant’s Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord shall advise Tenant of its approval or comments on the Tenant’s Plans within ten business days after Landlord’s receipt of the Tenant’s Plans.

2.2 After approval of Tenant’s Plans or any portion thereof, Tenant shall not in any way modify, revise or change such Plans without the prior written consent of Landlord. If Landlord approves such request, the entire cost of such change, including the cost of revising Tenant’s Plans or preparing new plans, shall be borne by Tenant.

2.3 Except for such matters, if any, as shall have been required by Landlord and not requested by Tenant, it shall be Tenant’s responsibility that the Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Work to be commenced and continued to completion and the so constructed Premises to be occupied.

3. Contracts and Contractors for the Work. Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the work set forth on Tenant’s Plans (the “Work”).

4. Construction. Promptly upon Landlord’s approval of Tenant’s Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals. Upon issuance of such approvals, Tenant shall commence the Work and shall diligently prosecute the Work to completion. Tenant agrees to cause the Work to be constructed in a good and workmanlike manner using first-class quality materials, at its sole cost and expense in accordance with the provisions of the Lease. Any costs incurred by Landlord in providing utilities, supervision or other services needed for the accomplishment of the Work shall be reimbursed by Tenant to Landlord. Upon completion of the Work, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor;

(iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof. In addition, upon completion of the Work, Tenant shall pay to Landlord a sum (the “Excess Allowance”) equal to the amount by which the Allowance exceeds the actual cost of the Work.

5. Tenant Improvement Allowance. Provided the Lease is in full force and effect and Tenant is not in default thereunder, Landlord hereby agrees to pay to Tenant toward the cost of the Work an amount equal to Three Hundred Sixty Six Thousand Ninety Six and No/100 Dollars ($366,096.00) (the “Allowance”). Landlord shall pay Tenant the Allowance within thirty (30) days after the date of the Fourth Amendment to the Lease.